Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is entered into as of February 21, 2008, by and among Axcan Holdings Inc. (“Axcan Holdings”), Axcan Intermediate Holdings Inc. (“Axcan Intermediate”), and TPG Capital, L.P. (“TPG” or the “Manager”). Certain capitalized terms used herein are specifically defined in Section 11.

WHEREAS, Axcan Pharma Inc. (the “Company”) and Axcan Intermediate have entered into an arrangement agreement (the “Arrangement Agreement”), involving the acquisition by 4445660 Canada Inc. (“4445660 Canada”), an affiliate of TPG Partners V, L.P., of all of the outstanding common shares of the Company for a consideration of US$23.35 per common share (the “Transaction”);

WHEREAS, the Company, its shareholders (the “Shareholders”), Axcan Intermediate, and 4445660 Canada, have entered into a plan of arrangement under section 192 of the Canada Business Corporations Act (the “Plan of Arrangement”);

WHEREAS, at a special meeting of the Shareholders held on January 25, 2008, the Shareholders have approved the Plan of Arrangement;

WHEREAS, to enable the Company and Axcan Intermediate to engage in the Arrangement Agreement, Plan of Arrangement and related transactions, the Manager has and will provide financial and structural advice and analysis as well as assistance with due diligence investigations and negotiations (the “Financial Advisory Services”);

WHEREAS, Axcan Holdings and Axcan Intermediate also wish to retain the Manager to provide certain management, advisory and consulting services to the Axcan Companies after closing the Transaction (the “Closing”); and

WHEREAS, the Manager is willing to provide the services described above on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services. The Manager hereby agrees that, during the term of this Agreement (the “Term”) it will provide to the Axcan Companies, to the extent appropriate and requested by the Axcan Companies, by and through itself and/or its successors, assigns, affiliates, officers, employees and/or representatives and third parties (collectively hereinafter referred to as the “Manager Designees”), as the Manager in its sole discretion may designate from time to time, management, advisory and consulting services in relation to the affairs of the Axcan Companies, including, without limitation:

(a) advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Axcan Companies with financing on terms and conditions satisfactory to the Axcan Companies;

(b) advice in connection with acquisition, disposition and change of control transactions involving any of the Axcan Companies or any of their direct or indirect subsidiaries or any of their respective successors;

(c) financial, managerial and operational advice in connection with day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Axcan Companies; and

(d) such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as the Manager and the Axcan Companies may from time to time agree in writing.

The Manager or the Manager Designees will devote such time and efforts to the performance of the services contemplated hereby as is reasonably necessary or appropriate; provided, however, that no specified number of hours is required to be devoted by the Manager or the Manager Designees on a weekly, monthly, annual or other basis. The Axcan Companies acknowledge that each of the services is not exclusive to the Axcan Companies and that the Manager and the Manager Designees may render similar services to other persons and entities. The Manager and the Axcan Companies understand that the Axcan Companies may at times engage one or more investment bankers or financial advisers to provide services in addition to services provided by the Manager and the Manager Designees under this Agreement. In providing services to the Axcan Companies, the Manager and Manager Designees will act as independent contractors and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2. Payment of Fees.

(a) In the event the Closing occurs under the Arrangement Agreement, then at the Closing, the Axcan Companies shall, jointly and severally, pay the Manager (or its designee) an aggregate transaction fee of US$12 million. In the event the Arrangement Agreement is terminated prior to Closing, then the Axcan Companies shall, jointly and severally, pay to the Manager (or their Affiliated designees), in consideration of the Manager providing the Financial Advisory Services, an aggregate transaction fee in an amount equal to the product of (i) US$12 million multiplied by (ii) a fraction of which (A) the numerator is the number of days from and including November 29, 2007 through but excluding the earlier of May 29, 2008 or the date the Arrangement Agreement is terminated and (B) the denominator is the number of days from and including November 29, 2007 through but excluding May 29, 2008. Fees payable under this Section 2(a) are collectively referred to as the “Transaction Fees”.

(b) From and after the Closing until the termination of this Agreement, the Axcan Companies, jointly and severally, will pay per annum to the Manager (or its designee) a monitoring fee equal to two per cent (2%) of the Company’s Consolidated EBITDA (the “Monitoring Fee”), as compensation for the services provided by the Manager or the Manager Designees under this Agreement, such fee being payable by the Axcan Companies quarterly in arrears within 60 days of the quarter ending on each March 31st, June 30th, September 30th and December 31st. The Monitoring Fee shall be payable for any quarterly period or portion thereof beginning on or after the Closing during which this Agreement was in effect for any portion thereof, shall be prorated for partial periods, and shall not be refundable in whole or in part.

(c) During the Term, the Manager or the Manager Designees may advise the Axcan Companies in connection with financing, acquisition, disposition and change of control transactions involving the Axcan Companies or any of their direct or indirect subsidiaries (however structured, other than acquisition, disposition and financing transactions involving consideration of $25 million or less), and the Manager shall have the right to require the Axcan Companies to pay to the Manager (or its designee) an aggregate fee (the “Subsequent Fee”) in connection with each such transaction equal to customary fees charged by internationally-recognized investment banks for serving as a financial advisor in similar transactions, such fee to be due and payable for the foregoing services at the closing of such transaction.

(d) The parties hereto acknowledge and agree that an objective of the Axcan Companies is to maximize value for their direct and indirect equity holders, which may include the consummation of an initial registered public offering of the equity securities or equity interests of the Axcan Companies or their successors (an “IPO”). The services provided to the Axcan Companies by the Manager and the Manager Designees will help to facilitate the consummation of an IPO should the Axcan Companies determine to pursue such a transaction. In the event an IPO is consummated and this Agreement terminates automatically pursuant to Section 4, the Axcan Companies will pay to the Manager (or its designee) in cash on the date of consummation of such IPO (in lieu of any Subsequent Fee) an aggregate success fee (the “Success Fee”) in an amount equal to the sum of the net present values (using discount rates equal to the then yield on U.S. Treasury Securities of like maturity) of the Monitoring Fees that would have been payable with respect to the period from the date of consummation of the IPO until the expiration date in effect immediately prior to such IPO (assuming continuing Company Consolidated EBITDA equal to that in the then immediately preceding twelve month period).

(e) Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to the account specified on Schedule 1 hereto, or to such other account(s) as the Manager may specify to the Axcan Companies in writing prior to such payment. In the event of an IPO that includes non-cash consideration, each Manager may elect for it or its designee to receive all or any portion of its respective fee in the form of such non-cash consideration, valued at the sale price.

(f) The fees payable to the Manager pursuant to this Section 2 shall be allocated by the Manager to its affiliates at the Manager’s discretion.

3. Deferral. Any fee that would have been payable to the Manager (or its designees) pursuant to Section 2 above absent the restrictions, if any, in any financing or similar agreements (the “Financing Documents”) applicable to the Axcan Companies (the “Deferred Fees”) will accrue upon the immediately succeeding period in which such amounts could, consistent with the Financing Documents, be paid, and will be paid in such succeeding period (in addition to such other amounts that would otherwise be payable at such time) in the manner set forth in Section 2.

4. Term. This Agreement will continue in full force and effect until February 25, 2018 provided that this Agreement shall automatically be extended each February 25th for an additional year unless the Axcan Companies or the Manager provide written notice of their desire to not automatically extend the term of this Agreement to the other parties hereto at least 90 days prior to such February 25th. Notwithstanding the foregoing sentence, this Agreement may be terminated at any time by Axcan Holdings upon notice to Manager and this Agreement shall terminate automatically upon an IPO unless otherwise determined by Axcan Holdings. In the event of a termination of this Agreement, the Axcan Companies will pay the Manager (or their respective designees) all unpaid Transaction Fees (pursuant to Section 2(a) above), Monitoring Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above), Success Fees (pursuant to Section 2(d) above), Deferred Fees (pursuant to Section 3 above) and expenses (pursuant to Section 5(a) below) due with respect to periods prior to the date of termination. This Section 4 and Section 5, Section 6, Section 7, Section 9, Section 10, Section 12 and Section 14 will survive termination of this Agreement. At the end of the Term, all obligations of the Manager under this Agreement will terminate.

5. Expenses; Indemnification.

(a) Expenses. The Axcan Companies, jointly and severally, will pay to the Manager (or their respective designees) on demand all Reimbursable Expenses, whether incurred prior to or following the date of this Agreement. As used herein, “Reimbursable Expenses” means (i) all out-of-pocket expenses incurred prior to or following the consummation of the Merger (the “Closing Date”) relating to (A) the services provided by the Manager, their respective affiliates, or the Manager Designees to the Axcan Companies or any of its affiliates (other than to portfolio companies of the Manager or the Manager’s affiliated investment vehicles) from time to time (including, without limitation, all air travel and other travel related expenses) or (B) the Manager’s affiliated funds’ investment in the Axcan Companies; (ii) all out-of-pocket legal expenses incurred by the Manager, its respective affiliates or the Manager Designees in connection with the enforcement of rights or taking of actions under this Agreement, the Arrangement Agreement, the Plan of Arrangement or any related documents or instruments, whether incurred prior to or following the date of this Agreement; and (iii) all expenses incurred by the Manager, its respective affiliates or the Manager Designees which are properly allocable to the Axcan Companies under this Agreement, whether incurred prior to or following the date of this Agreement.

(b) Indemnity and Liability. The Axcan Companies, jointly and severally, will indemnify, exonerate and hold the Manager, the Manager Designees and each of their respective former, current or future direct or indirect partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents and each of the former, current or future direct or indirect partners, shareholders, members, affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of, or in any way relating to, (i) this Agreement, the Arrangement Agreement, the Plan of Arrangement,

any transaction to which any of the Axcan Companies is a party or any other circumstances with respect to any of the Axcan Companies or (ii) operations of, or services provided by the Manager or the Manager Designees to, the Axcan Companies, or any of their respective affiliates (other than to portfolio companies of a Manager or such Manager’s affiliated investment vehicles) from time to time (including, but not limited to, any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of the Axcan Companies or any of their accountants or other representatives, agents or affiliates); provided that the foregoing indemnification rights will not be available to the extent that any such Indemnified Liabilities arose on account of such Indemnitee’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Axcan Companies hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For purposes of this Section 5(b), none of the circumstances described in the limitations contained in the two provisos in the immediately preceding sentence will be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Axcan Companies, then such payments will be promptly repaid by such Indemnitee to the Axcan Companies without interest. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.

6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. Neither the Manager nor any Manager Designee makes any representations or warranties, express or implied, in respect of the services to be provided by the Manager or the Manager Designees hereunder. In no event will the Manager, the Manager Designees or Indemnitees be liable to the Axcan Companies or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of the Manager, the Manager Designees or Indemnitees as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that the Manager, the Manager Designees and their respective Indemnitees currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Manager, the Manager Designees or their respective Indemnitees may serve as an advisor, a director or in some other capacity, and in recognition that each Manager, each Manager Designee and their respective Indemnitees have myriad duties to various investors and partners, and in anticipation that the Axcan Companies, on the one hand, and the Manager and Manager Designee (or one or more of their respective Indemnitees or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Axcan Companies hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Axcan Companies as they may involve the Manager, the Manager Designees or their respective Indemnitees. Except as the Manager or the Manager Designees may otherwise explicitly agree in writing after the date hereof:

(i) The Manager, the Manager Designees and their respective Indemnitees will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Axcan Companies and their subsidiaries), (B) to directly or indirectly do business with any client or customer of the Axcan Companies and their subsidiaries, (C) to take any other action that a Manager or a Manager Designee believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b), and (D) not to present potential transactions, matters or business opportunities to the Axcan Companies or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person.

(ii) The Manager, the Manager Designees and their respective Indemnitees will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Axcan Companies or any of their affiliates or to refrain from any actions specified in Section 6(b)(i), and the Axcan Companies, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require the Manager, the Manager Designees or any of their respective Indemnitees to act in a manner inconsistent with the provisions of this Section 6(b).

(iii) None of the Manager, the Manager Designees nor any of their respective Indemnitees will be liable to the Axcan Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such Person’s participation therein.

(c) Limitation of Liability. In no event will the Manager, a Manager Designee or any of their respective Indemnitees be liable to the Axcan Companies or any of their affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by the Manager or a Manager Designee hereunder.

(d) Information. The Axcan Companies will use their reasonable best efforts to furnish, or to cause their respective affiliates and agents to furnish, the Manager with such information (the “Information”) as the Manager reasonably believes appropriate to its engagement hereunder. The Axcan Companies acknowledge and agree that (i) the Manager will rely on the Information and on information available from generally recognized public sources in performing the Services, and (ii) the Manager does not assume responsibility for the accuracy or completeness of the Information and such other information.

7. Assignment. Except as provided below, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) the Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates that provides services similar to those called for by this Agreement, in which event the Manager will no longer be entitled to any fees under Section 2 and reimbursement of expenses under Section 5(a) and will be released of all of its obligations hereunder and (b) the provisions hereof for the benefit of Indemnitees of the Manager will inure to the benefit of such Indemnitees and their successors and assigns and each of such Indemnitees shall be third party beneficiaries entitled to enforce such provisions against the Axcan Companies.

8. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by the Manager and the Axcan Companies; provided, that the Manager may waive any portion of any fee to which it is entitled pursuant to this Agreement, and, unless otherwise directed by the Manager, such waived portion will revert to the Axcan Companies. No waiver on any one occasion will extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9. Governing Law; Jurisdiction. This Agreement, and all matters arising under or related to this Agreement, will be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. Each of the parties agrees that all actions, suits or proceedings arising out of, based upon or relating to this Agreement or the subject matter hereof will be brought and maintained exclusively in the federal and state courts of the State of New York, City of New York, County of New York. Each of the parties hereto, by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of New York, City of New York, County of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts or should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard will be deemed to be included in clause (i) above. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 13 is reasonably calculated to give actual notice and waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 13 does not constitute good and sufficient service of process. The provisions of this Section 9 will not restrict the ability of any party to enforce in any court any judgment obtained in a court included in clause (i) above.

10. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY EACH OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH PARTY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY OF THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE PARTIES HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11. Definitions. For purposes of this Agreement:

“Axcan Companies” shall mean Axcan Holdings and Axcan Intermediate and shall also include any and all successors and direct and indirect subsidiaries of Axcan Holdings from time to time (including, after the Closing, the Company and its direct and indirect subsidiaries).

“Consolidated EBITDA” shall have the same meaning as that defined in Section 1.01 of the Credit Agreement entered into among Axcan Intermediate, Axcan US Partnership 1 LP, Axcan MidCo Inc., and Bank of America, N.A. as in effect on Closing or as such definition is amended thereafter with the consent of the Manager.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization or other entity of any kind.

12. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

13. Notice. All notices, demands, and communications required or permitted under this Agreement will be in writing and will be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party will have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile, (iii) sent by electronic mail or (iv) sent by certified or registered mail or by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to an Axcan Company, (x) if prior to the Closing, to TPG at the address listed below and (y) if on or after the Closing, to it at the corporate headquarters of the Company to the attention of its General Counsel; and in either such case with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile: 617.951.7050

Attention: R. Newcomb Stillwell

      William M. Shields

If to TPG, to:

TPG Capital, L.P.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Facsimile: 817.871.4001

Attention: Clive Bode

      Todd Sisitsky

With a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile: 617.951.7050

Attention: R. Newcomb Stillwell

      William M. Shields

Unless otherwise specified herein, such notices or other communications will be deemed effective, (a) on the date received, if personally delivered or sent by facsimile or electronic mail during normal business hours, (b) on the business day after being received if sent by facsimile or electronic mail other than during normal business hours, (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service and (d) five business days after being sent by registered or certified mail. Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

14. Severability. If in any proceedings a court will refuse to enforce any provision of this Agreement, then such unenforceable provision will be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof will be found to be invalid or unenforceable, such provision will be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

15. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

[signatures follow]

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

AXCAN HOLDINGS INC.

By:	/s/ Todd Sisitsky
Name:	Todd Sisitsky
Title:	President

AXCAN INTERMEDIATE HOLDINGS INC.

By:	/s/ Todd Sisitsky
Name:	Todd Sisitsky
Title:	President

TPG CAPITAL, L.P.

By:	Tarrant Capital, LLC, its general partner

By:	/s/ Clive Bode
Name:	Clive Bode
Title:	Vice President

[Management Services Agreement]